Exhibit 10.9
CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
issued to
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
Wilkes-Barre, Pennsylvania

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CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
TABLE OF CONTENTS

Article		Page
	Preamble	4
1	Business Covered	4
2	Retention and Limit	5
3	Term	5
4	Special Termination	6
5	Territory	7
6	Exclusions	7
7	Special Acceptance	13
8	Premium	13
9	Reinstatement	14
10	Definitions	15
11	Excess Terrorism Recovery	18
12	Extra Contractual Obligations/Excess of Policy Limits	19
13	Net Retained Liability	20
14	Original Conditions	20
15	No Third Party Rights	20
16	Notice of Loss and Loss Settlements	20
17	Offset	21
18	Commutation	21
19	Late Payments	22
20	Currency	23
21	Unauthorized Reinsurance	23
22	Taxes	26
23	Access to Records	26
24	Confidentiality	26
25	Indemnification and Errors and Omissions	27
26	Insolvency	28
27	Arbitration	29
28	Service of Suit	30
29	Severability	31
30	Governing Law	31
31	Entire Agreement	31
32	Non-Waiver	32
33	Intermediary	32
34	Mode of Execution	32
	Company Signing Block	33

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CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
TABLE OF CONTENTS

Attachments		Page
	Nuclear Incident Exclusion Clause — Liability — Reinsurance — U.S.A.	34

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CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT
(the “Contract”)
issued to
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
Wilkes-Barre, Pennsylvania
(collectively, the “Company”)
by
THE SUBSCRIBING REINSURER(S) IDENTIFIED
IN THE INTERESTS AND LIABILITIES AGREEMENT(S)
ATTACHED TO AND FORMING PART OF THIS CONTRACT
(the “Reinsurer”)
Whenever the word “Company” is used in this Contract, such term shall mean each and all affiliated companies which are or may hereafter be under common control provided notice be given to the Reinsurer of any newly-affiliated companies which may hereafter come under common control as soon as practicable, with full particulars as to how such affiliation is likely to affect this Contract. In the event that either party maintains that such affiliation calls for altering the terms of this Contract and an agreement for alteration not being arrived at, then the Business Covered of such newly-affiliated company is covered at existing terms for a period not to exceed 90 days after notice by either party that it does not wish to cover the business of the newly-affiliated company at the existing terms.
ARTICLE 1
BUSINESS COVERED
This Contract is to indemnify the Company in respect of the liability that may accrue to the Company as a result of loss or losses under Policies classified by the Company as Casualty, in force at the inception of this Contract, or written or renewed during the term of this Contract by or on behalf of the Company, subject to the terms and conditions herein contained.

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ARTICLE 2
RETENTION AND LIMIT
First Excess
The Reinsurer shall be liable in respect of each Loss Occurrence, for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $1,000,000 each Loss Occurrence, subject to limits of liability to the Reinsurer of $4,000,000 each Loss Occurrence, and $4,000,000 for all losses occurring during the term of this Contract arising from Acts of Terrorism.
Second Excess
The Reinsurer shall be liable in respect of each Loss Occurrence, for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $5,000,000 each Loss Occurrence, subject to a limit of liability to the Reinsurer of $5,000,000 each Loss Occurrence. Acts of Terrorism as defined herein are not covered under the Second Excess.
ARTICLE 3
TERM
A.	This Contract shall take effect at 12:01 a.m., Eastern Standard Time, January 1, 2011, and shall remain in effect until 12:01 a.m., Eastern Standard Time, January 1, 2012, applying to losses occurring during the term of this Contract.

B.	The Reinsurer shall have no liability for losses occurring after expiration of this Contract.

C.	However, at the Company’s option, the Reinsurer shall remain liable hereunder in respect of Policies in force at expiration, until the earlier of the expiration or next renewal of such Policies. In such event, the Company shall pay to the Reinsurer an additional premium equal to the rate set forth in the Premium Article, multiplied by the Gross Net Earned Premium Income during the runoff period, payable within 30 days after the end of each quarter.

D.	In the event this Contract expires on a run-off basis, the Reinsurer’s liability hereunder shall continue if the Company is required by statute or regulation to continue coverage, until the earliest date on which the Company may cancel the Policy.

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ARTICLE 4
SPECIAL TERMINATION
A.	The Company may terminate a Subscribing Reinsurer’s percentage share in this Contract at any time by giving written notice to the Subscribing Reinsurer in the event of any of the following circumstances:
1.	The Subscribing Reinsurer ceases underwriting operations.

2.	A state insurance department or other legal authority orders the Subscribing Reinsurer to cease writing business, or the Subscribing Reinsurer is placed under regulatory supervision.

3.	The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there have been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

4.	The Subscribing Reinsurer’s policyholders’ surplus (or the equivalent under the Subscribing Reinsurer’s accounting system) as reported in such financial statements of the Subscribing Reinsurer as designated by the Company, has been reduced by 20% of the amount thereof at any date during the prior 12-month period (including the period prior to the inception of this Contract).

5.	The Subscribing Reinsurer has merged with or has become acquired or controlled by any company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations at the inception of this Contract.

6.	The Subscribing Reinsurer has retroceded its entire liability under this Contract without the Company’s prior written consent, except for retrocessions to members of the Subscribing Reinsurer’s holding company group.

7.	The Subscribing Reinsurer has been assigned an A.M. Best’s rating of less than “A-” and/or an S&P rating of less than “BBB+.” However, as respects Underwriting Members of Lloyd’s, London, a Lloyd’s Market Rating of less than “A-” by A.M. Best and/or less than “BBB+” by S&P shall apply.
B.	Termination shall be effected on a run-off or cut-off basis as set forth in the Term Article, at the sole discretion of the Company. The reinsurance premium due the Subscribing Reinsurer hereunder (including any minimum reinsurance premium) shall be pro rated based on the period of the Subscribing Reinsurer’s participation hereon, and the Subscribing Reinsurer shall immediately return any excess reinsurance premium received. Reinstatement premium, if any, shall be calculated based on the Subscribing Reinsurer’s

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reinsurance premium earned during the period of the Subscribing Reinsurer’s participation hereon.

C.	Additionally, in the event of any of the circumstances listed in paragraph A of this Article, the Company shall have the option to commute the Subscribing Reinsurer’s liability for losses on Policies covered by this Contract. In the event the Company and the Subscribing Reinsurer cannot agree on the commutation amount, they shall appoint an actuary and/or appraiser to assess such amount and shall share equally any expense of the actuary and/or appraiser. If the Company and the Subscribing Reinsurer cannot agree on an actuary and/or appraiser, the Company and the Subscribing Reinsurer each shall nominate three individuals, of whom the other shall decline two, and the final appointment shall be made by drawing lots. Payment by the Subscribing Reinsurer of the amount of liability ascertained shall constitute a complete and final release of both parties in respect of liability arising from the Subscribing Reinsurer’s participation under this Contract.

D.	The Company’s option to require commutation under paragraph C above shall survive the termination or expiration of this Contract.
ARTICLE 5
TERRITORY
The territorial limits of this Contract shall be identical with those of the Company’s Policies.
ARTICLE 6
EXCLUSIONS
A.	This Contract shall not cover:
1.	Reinsurance treaty business, including pro rata and excess of loss, assumed by the Company, but not to include business from affiliated companies;

2.	Business written on a co-indemnity basis not controlled by the Company;

3.	Loss or liability excluded by the provisions of the “Nuclear Incident Exclusion Clause — Liability — Reinsurance — USA” attached to and forming part of this Contract;

4.	Liability assumed by the Company as a member of a Syndicate, Pool or Underwriting Association; however, this does not apply to participation in assigned risk plans;

5.	Any liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or

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governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part;

6.	Financial Guarantee and Insolvency;

7.	Loss resulting from an Act of Terrorism that involves the use, release, or escape of nuclear materials, or directly or indirectly results in nuclear reaction or radiation or radioactive contamination, or that is carried out by means of the dispersal or application of pathogenic or poisonous biological or chemical materials that are released;

8.	Regarding interests which at time of loss or damage are on shore, any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority. This War Exclusion Clause shall not however, apply to interests which at time of loss or damage are within the territorial limits of the United States of America (comprising the 50 states of the Union and the District of Columbia and including bridges between the U.S.A. and Mexico, provided they are under United States ownership), Canada, St. Pierre and Miquelon, provided such interests are insured under Policies, endorsements, or binders containing a standard war or hostilities or warlike operations exclusion clause;

9.	Umbrella Liability;

10.	Public Utilities;

11.	Pharmaceutical and Medical Device Manufacturers;

12.	Operation, navigation, or handling of ships, or vessels owned by the insured other than:
a.	Yachts, small pleasure crafts, sports fishing vessels, and

b.	Vessels operating exclusively in inland and/or coastal waters where legal liability on such vessels is incidental to the coverage provided either under a general liability Policy or under a comprehensive form of a Policy;
13.	Ownership, maintenance or use of aircraft and aircraft flight operations, but this exclusion does not apply to Workers’ Compensation/Employers’ Liability coverage;
14.	Repair, cleaning or demolition of any vessel or barge used as petroleum tanker;

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15.	Loss or liability excluded by whichever standard Insurance Services Office pollution exclusion(s) is included in the Policy under which such loss or liability arises.

Notwithstanding the above, the Reinsurer agrees that this exclusion shall not apply to original Policies written in any state where the Standard ISO Pollution Exclusion(s) have not been approved or are not permitted to be included in or attached to original Policies.

Further, the Reinsurer agrees that this exclusion shall not apply in any case where the Company has attached the Standard ISO Pollution Exclusion(s) to an original Policy but has sustained a loss as a result of that exclusion being deemed invalid or inapplicable by a court of law.

Notwithstanding all of the foregoing, the Reinsurer agrees that this exclusion does not apply to environmental restoration coverage provided under an MCS-90 Endorsement attached to a commercial automobile Policy written in accordance with the Motor Carrier Act of 1980.

Furthermore, the Reinsurer agrees that this exclusion does not apply to overspraying of anhydrous ammonia, fertilizers and agricultural chemicals, nor shall this exclusion apply to operations involving anhydrous ammonia, liquefied petroleum gas (LPG), or propane (including the transportation thereof) where the Company has attached the Solutions 2000 Liability PMAG-16 Pollution Exclusion Amendment to an original Policy. Furthermore, this exclusion does not apply to pollutants from mobile equipment where the Company has attached the Solutions 2000 Liability PMAG-16 Pollution Exclusion Amendment to an original Policy.

Furthermore, the Reinsurer agrees that this exclusion does not apply to overspraying of anhydrous ammonia, fertilizers and agricultural chemicals, nor shall this exclusion apply to operations involving anhydrous ammonia, liquefied petroleum gas (LPG), or propane (including the transportation thereof) where the Company has attached the Solutions 2000 Liability PMAG-18 Pollution Exclusion Amendment to an original Policy. Furthermore, this exclusion does not apply to pollutants from a covered auto where the Company has attached the Solutions 2000 Liability PMAG-18 Pollution Exclusion Amendment to an original Policy.

Furthermore, the Reinsurer agrees that this exclusion does not apply to operations meeting all standards of any statute, ordinance, regulation or license requirement of any federal, state or local government which apply to those operations, where the Company has attached the Solutions 2000 Liability PMAG-04 “Pesticide or Fertilizer Applicator Amended Exclusions with Amendment of Limits of Insurance” to an original Policy. Furthermore, this exclusion does not apply to fields on which the insured, or any contractor or subcontractor working on the behalf of the insured, is performing operations, where the Company has attached the Solutions 2000 Liability

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PMAG-04 “Pesticide or Fertilizer Applicator Amended Exclusions with Amendment of Limits of Insurance” to an original Policy.

16.	Manufacture, handling, transit or use of explosives, unless incidental to routine agriculture operation;

17.	Manufacture of liquefied petroleum gas or petroleum;

18.	Buses other than buses used to transport employees of the insured or property;

19.	Loss or liability, whether direct or indirect, arising from the hazard of asbestos including the manufacturing, mining, storage, distribution, transportation, fabrication, installation or removal of asbestos or products containing asbestos;

20.	All mining operations;

21.	Products guarantee and/or recall and/or integrity impairment when written as such;

22.	Blasting;

23.	Nursing Homes;

24.	All Workers’ Compensation business classified by the Company as Employee Leasing Corporations, Professional Employment Organizations (PEOs), Temporary Agencies, Police, Firefighters and EMT Workers, whether professional or volunteer;

25.	Policies issued as excess coverage, other than insurance over a self-insured retention;

26.	Manufacturing of fireworks, fuses, nitroglycerine, celluloid and pyroxylin;

27.	Concerns when engaged in the demolition of buildings more than three stories in height except the insured’s own structures;

28.	Operation of animal shows, riding academies, circuses, carnivals, amusement parks or amusement devices; equestrian exposures of guides and outfitters are not excluded;

29.	Municipalities, when written as such, but this exclusion does not apply as respects:
a.	School districts;

b.	Municipally-owned buildings or properties;

c.	Municipalities named as an additional insured;
30.	Auto Liability:
a.	As a taxicab, public livery or bus;

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b.	Public emergency vehicles such as fire trucks or police cars;

c.	Ambulances;

d.	Rent-a-car and leasing operations;

e.	Vehicles carrying passengers for hire or reward;

f.	Automobiles used in organized speed contests including but not limited to racing, rallies, and speed trials;

g.	As a long haul public freight carrier or common carrier, except for incidental hauling of goods of others;
However, this exclusion shall not exclude automobiles, buses and/or vans used to transport hotel/hospitality guests;

31.	Products Liability:
a.	The manufacture, sale or retail or wholesale distribution of aircraft, aircraft parts;

b.	The manufacture of extracts, drugs, medicines, cosmetics or hair, scalp or skin preparations;

c.	The manufacture of automobiles, buses, trucks and trailers, recreational vehicles, motorcycles or the manufacture of components critical to vehicle safety;

d.	Products liability written without an annual aggregate limit;
32.	Malpractice or Professional Liability, except:
a.	Druggists’ Liability;

b.	Printers’ Liability;

c.	Barbers’ and Beauticians’ Liability (including nail salons);

d.	Agricultural Consultants’ Liability;

e.	Funeral Directors’ or Morticians’ Professional Liability;

f.	Pastoral Professional Liability written in conjunction with a liability risk;

g.	Incidental malpractice written in conjunction with a liability risk;

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h.	Opticians;

i.	Hearing Aid Providers;

j.	Florists;

k.	Veterinarians;

l.	Animal Services;
33.	Bridge construction when over three stories, over navigable waters, or over 100 feet in length;

34.	Construction or maintenance of tunnels or subways more than 50 feet in length, dams, levees, cofferdams (except dams and levees constructed on farm premises which are incidental to farm operations), or with respect to business classified as commercial business, towers over two stories high;

35.	Elevator construction and installation, except construction or installation of grain elevator facilities or related equipment;

36.	Occupational Accident when written as such;

37.	As respects Workers’ Compensation, and not Commercial General Liability Coverage, risks having maritime exposures or exposures including but not limited to:
a.	Risks subject to the U.S. Longshore and Harbor Worker’s Compensation Act (except incidental which is defined as less than 10% of Workers Compensation Policy premium);

b.	Operation of docks, quays, wharves, or drydocks;

c.	Operations subject to the Jones Act;

d.	Operations subject to the Outer Continental Shelf Act;
38.	Roofing Contractors;

39.	Scaffolding installations (except residential and commercial up to three stories);

40.	Tower, steeple, chimney, or shaft construction and work.
B.	If any business falling within the scope of one or more of the exclusions is assigned to the Company under an Assigned Risk Plan, such exclusion(s) shall not apply to the portion of the limits of liability prescribed by the Assigned Risk Plan which come within the Company’s retention and limits of liability of the Reinsurer.

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C.	If without the knowledge and contrary to the instructions of its supervisory underwriting personnel, insurance coverages are provided involving one or more of the above exclusions, except A(1), A(2), A(3), A(4), A(5), A(6), A(7), A(8), A(11), A(15), A(16), A(19), A(24), and A(25) either by an inadvertent acceptance or by an existing insured extending its operations, the reinsurance coverage provided hereunder shall apply from inception and for a period of 30 days or longer if required by law, but not to exceed the lesser of 18 months or Policy anniversary after said supervisory underwriting personnel receives knowledge thereof and promptly notifies the Reinsurer upon discovery.
D.	Any exclusion listed above other than exclusions A(1), A(2), A(3), A(4), A(5), A(6), A(7), A(8), A(11), A(15), A(16), A(19), A(24), and A(25), shall be automatically waived as respects a Policy issued by the Company on a risk with respect to which only a minor or incidental part of the operations covered involves the exclusion. An incidental part of an insured’s regular operations shall mean not greater than 10% of the insured’s regular operations.
ARTICLE 7
SPECIAL ACCEPTANCE
Business that is not within the scope of this Contract may be submitted to Hannover Rückversicherung AG (the “Lead Reinsurer”) for special acceptance hereunder, and such business, if accepted by the Lead Reinsurer shall be covered hereunder, subject to the terms and conditions of this Contract, except as modified by the special acceptance. Any special acceptance agreed to by the Lead Reinsurer shall be binding on all Subscribing Reinsurers hereon. The Lead Reinsurer shall be deemed to have accepted a risk, if it has not responded within five days after receiving the underwriting information on such risk. Any renewal of a special acceptance agreed to for a predecessor contract to this Contract, shall automatically be covered hereunder.
ARTICLE 8
PREMIUM
First Excess
A.	The Company shall pay the Reinsurer a deposit premium of $1,171,665 for the term of this Contract, to be paid in the amount of $292,916.25 on the first day of each calendar quarter.
B.	As soon as practicable following the expiration of this Contract, the Company shall furnish to the Reinsurer a statement of the Gross Net Earned Premium Income for the term of this Contract and calculate a premium at a rate of 2.700% multiplied by the Company’s Gross Net Earned Premium Income. Should the premium so calculated exceed the deposit premium paid in accordance with paragraph A above, the Company shall immediately pay

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the Reinsurer the difference. Should the premium so calculated be less than the deposit premium paid in accordance with paragraph A above, the Reinsurer shall immediately pay the Company the difference, subject to a minimum premium for the term of this Contract of $937,332.
Second Excess
A.	The Company shall pay the Reinsurer a deposit premium of $416,592 for the term of this Contract, to be paid in the amount of $104,148 on the first day of each calendar quarter.
B.	As soon as practicable following the expiration of this Contract, the Company shall furnish to the Reinsurer a statement of the Gross Net Earned Premium Income for the term of this Contract and calculate a premium at a rate of 0.960% multiplied by the Company’s Gross Net Earned Premium Income. Should the premium so calculated exceed the deposit premium paid in accordance with paragraph A above, the Company shall immediately pay the Reinsurer the difference. Should the premium so calculated be less than the deposit premium paid in accordance with paragraph A above, the Reinsurer shall immediately pay the Company the difference, subject to a minimum premium for the term of this Contract of $333,274.
The Company shall furnish the Reinsurer with such information as may be required by the Reinsurer for completion of its NAIC annual statements.
ARTICLE 9
REINSTATEMENT
First Excess
Loss payments under this Contract shall reduce the limit of coverage afforded by the amounts paid, but the limit of coverage shall be reinstated from the time of the occurrence of the loss, and for each amount so reinstated, the Company agrees to pay, simultaneously with the Reinsurer’s loss payment, an additional premium calculated at pro rata of 100% of the Reinsurer’s premium for the First Excess for the term of this Contract, being pro rata only as to the fraction of the Reinsurer’s limit of liability under the First Excess (i.e., the fraction of $4,000,000) so reinstated. Nevertheless, the Reinsurer’s liability under the First Excess shall not exceed $4,000,000 in respect of any one Loss Occurrence, and shall not exceed $12,000,000 in respect of all losses covered under this Contract.
Second Excess
Loss payments under this Contract shall reduce the limit of coverage afforded by the amounts paid, but the limit of coverage shall be reinstated from the time of the occurrence of the loss, and for each amount so reinstated, the Company agrees to pay, simultaneously with the Reinsurer’s

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loss payment, an additional premium calculated at pro rata of 100% of the Reinsurer’s premium for the Second Excess for the term of this Contract, being pro rata only as to the fraction of the Reinsurer’s limit of liability under the Second Excess (i.e., the fraction of $5,000,000) so reinstated. Nevertheless, the Reinsurer’s liability under the Second Excess shall not exceed $5,000,000 in respect of any one Loss Occurrence, and shall not exceed $10,000,000 in respect of all losses covered under this Contract.
If at the time of a loss settlement hereon the reinsurance premium, as calculated in accordance with the Premium Article, is unknown, the above calculation of reinstatement premium shall be based upon the deposit premium, subject to adjustment when the reinsurance premium is finally established.
ARTICLE 10
DEFINITIONS

A.	1.	“Ultimate Net Loss” means the actual loss paid by the Company or which the Company becomes liable to pay, such loss to include Loss Adjustment Expense, 90% of any Extra Contractual Obligation and 90% of any Loss in Excess of Policy Limits as defined in the Extra Contractual Obligations/Excess of Policy Limits Article.

	2.	Salvages and all recoveries, including recoveries under all reinsurances that inure to the benefit of this Contract (whether recovered or not), shall be first deducted from such loss to arrive at the amount of liability attaching hereunder.

	3.	All salvages, recoveries or payments recovered or received subsequent to loss settlement hereunder shall be applied as if recovered or received prior to the aforesaid settlement, and all necessary adjustments shall be made by the parties hereto.

	4.	The Company shall be deemed to be “liable to pay” a loss when a judgment has been rendered that the Company does not plan to appeal, and/or the Company has obtained a release, and/or the Company has accepted a proof of loss.

	5.	Nothing in this clause shall be construed to mean that losses are not recoverable hereunder until the Company’s “Ultimate Net Loss” has been ascertained.
B.	“Loss Adjustment Expense” means costs and expenses incurred by the Company in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim or loss, or alleged loss, including but not limited to:
1.	court costs;

2.	costs of supersedeas and appeal bonds;

3.	monitoring counsel expenses;

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4.	legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, including but not limited to declaratory judgment actions;

5.	post-judgment interest;

6.	pre-judgment interest, unless included as part of an award or judgment;

7.	a pro rata share of salaries and expenses of Company field employees, calculated in accordance with the time occupied in adjusting such loss, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract; and

8.	subrogation, salvage and recovery expenses.
“Loss Adjustment Expense” does not include salaries and expenses of the Company’s employees, except as provided in subparagraph (7) above, and office and other overhead expenses.
C.	“Loss Occurrence” means any one accident, casualty, disaster, or occurrence or series of accidents, casualties, disasters, or occurrences arising out of or following on one event. Without limiting the generality of the foregoing, the same shall be held to include:
1.	As regards Products Bodily Injury Liability and Products Property Damage Liability, all loss or losses included under the definition of occurrence as set forth in the Company’s original Policies.

2.	As regards Bodily Injury Liability other than Products, all claims against any one insured for all injuries to one or more than one person resulting from infection, contagion, poisoning, or contamination proceeding from, or traceable to, the same causative agency.

3.	As regards Property Damage Liability other than Products, all loss or losses during a Policy year caused by a series of operations, events, or occurrences arising out of operations at any one specific site which cannot be attributed to any single one of such operations, events, or occurrences, but rather to the cumulative effect thereof. The date of such Loss Occurrence shall be deemed to be the date on which the first individual loss occurred.

4.	As regards Workers’ Compensation and Employer’s Liability, all loss resulting from an occupational or other disease suffered by an employee, which disease arises out of the employment and for which the employer is liable. The date of loss as respects each such employee shall be deemed to be the date when compensable disability commences. However, if, during a Policy year, the Company should sustain more than one loss arising out of such an occupational or other disease of one specific kind

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or class, suffered by more than one employee of one insured, all such losses shall be deemed to arise out of one Loss Occurrence, and the date of such Loss Occurrence shall be deemed to be the date on which the first individual loss became compensable.
D.	“Occupational Disease” means any bodily injury (including resulting death) or disease suffered by an employee which fulfills all of the following conditions:
1.	It is not traceable to a definite compensable accident occurring during the employee’s present or past employment;

2.	It is not traceable to an event of 24 hours or less in duration;

3.	It has been caused by exposure to conditions present in the workers’ occupational environment;

4.	It has resulted in a disability or death.
E.	“Cumulative Injury” means any bodily injury (including resulting death) or disease suffered by an employee which fulfills all of the following conditions:
1.	It is not traceable to a definite compensable accident occurring during the employee’s present or past employment;

2.	It is not traceable to an event of 24 hours or less in duration;

3.	It has occurred from, and has been aggravated by, a repetitive employment-related activity.
F.	“Gross Net Earned Premium Income” means gross earned premium of the Company for the classes of business reinsured hereunder, less the earned portion of premiums ceded by the Company for reinsurance that inures to the benefit of this Contract.
G.	“Policy” means any binder, policy, or contract of insurance or reinsurance issued, accepted or held covered provisionally or otherwise, by or on behalf of the Company.
H.	“Act of Terrorism” shall mean any act, including both Certified Acts of Terrorism in accordance with the Terrorism Risk Insurance Act of 2002, the Terrorism Risk Insurance Extension Act of 2005 and the Terrorism Risk Insurance Program Reauthorization Act of 2007 and any subsequent extension and those not certified in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of any political, religious, ideological or similar purpose to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organization(s) or government(s) de jure or de facto and which:
1.	involves violence against one or more persons; or

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2.	involves damage to property; or

3.	endangers life other than that of the person committing the action; or

4.	creates a risk to health or safety of the public or a section of the public; or

5.	is designed to interfere with or to disrupt an electronic system; or

6.	involves loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any Act of Terrorism.
Loss or damage occasioned by riot, strikes, civil commotion, vandalism or malicious mischief as those terms have been interpreted by United States Courts to apply to insurance Policies shall not be construed to be Acts of Terrorism.
I.	“Ex-gratia Settlements” means all settlements of losses tendered but not covered under the Company’s Policies, which Policies are otherwise reinsured hereunder, other than losses in Excess of Policy Limits and Extra Contractual Obligations as defined herein. Ex-gratia Settlements shall not include:
1.	Settlements of losses that are arguably within the contemplation of coverage under the Company’s Policies reinsured hereunder;

2.	Settlements made to avoid costs that could be incurred in connection with potential or actual litigation relating to coverage issues arising under the Company’s Policies reinsured hereunder;

3.	Losses already excluded under this Contract.
ARTICLE 11
EXCESS TERRORISM RECOVERY
A.	A pro rata share of the amount, if any, by which financial assistance paid to the Company under the Terrorism Risk Insurance Act of 2002 as amended (“TRIA”) for Acts of Terrorism occurring during any one Program Year, combined with the Company’s total private-sector reinsurance recoveries for such Acts of Terrorism, exceeds the amount of Insured Losses paid by the Company for such Acts of Terrorism, shall be reimbursed by the Company to the Reinsurer. Such pro rata share shall be calculated by dividing:
1.	the Reinsurer’s payment under this Contract of Insured Losses for the Program Year; by

2.	the Company’s total private-sector reinsurance recoveries arising from all Act(s) of Terrorism covered under TRIA during the Program Year.

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B.	Payment shall be made as promptly as possible after the Company’s receipt of any recovery in excess of its Insured Losses. The Company shall provide the Reinsurer with all necessary data respecting the transactions covered under this Article.

C.	Such payment to the Reinsurer shall apply unless disallowed by the U.S. Department of the Treasury.

D.	“Act of Terrorism”, “Insured Losses” and “Program Year” shall follow the definitions provided in TRIA.
ARTICLE 12
EXTRA CONTRACTUAL OBLIGATIONS/EXCESS OF POLICY LIMITS
A.	This Contract shall cover Extra Contractual Obligations, as provided in the definition of Ultimate Net Loss. “Extra Contractual Obligations” shall be defined as those liabilities not covered under any other provision of this Contract and that arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the Policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

B.	This Contract shall cover Loss in Excess of Policy Limits, as provided in the definition of Ultimate Net Loss. “Loss in Excess of Policy Limits” shall be defined as Loss in excess of the Policy limit, having been incurred because of, but not limited to, failure by the Company to settle within the Policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such action.

C.	An Extra Contractual Obligation and/or Loss in Excess of Policy Limits shall be deemed to have occurred on the same date as the loss covered under the Company’s Policy, and shall constitute part of the original loss.

D.	For the purposes of the Loss in Excess of Policy Limits coverage hereunder, the word “Loss” shall mean any amounts for which the Company would have been contractually liable to pay had it not been for the limit of the original Policy.

E.	Loss Adjustment Expense in respect of Extra Contractual Obligations and/or Loss in Excess of Policy Limits shall be covered hereunder in the same manner as other Loss Adjustment Expense.

F.	However, this Article shall not apply where the loss has been incurred due to final legal adjudication of fraud of a member of the Board of Directors or a corporate officer of the

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Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

G.	In no event shall coverage be provided to the extent not permitted under law.
ARTICLE 13
NET RETAINED LIABILITY
A.	This Contract applies only to that portion of any loss that the Company retains net for its own account (prior to deduction of any reinsurance that inures solely to the benefit of the Company).

B.	The amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts that may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.
ARTICLE 14
ORIGINAL CONDITIONS
All reinsurance under this Contract shall be subject to the same terms, conditions, waivers and interpretations, and to the same modifications and alterations as the respective Policies of the Company. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.
ARTICLE 15
NO THIRD PARTY RIGHTS
This Contract is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Contract except as may be expressly provided otherwise herein.
ARTICLE 16
NOTICE OF LOSS AND LOSS SETTLEMENTS
A.	The Company shall advise the Reinsurer promptly of all losses which, in the opinion of the Company, may result in a claim hereunder and of all subsequent developments thereto which, in the opinion of the Company, may materially affect the position of the Reinsurer.

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Inadvertent omission or oversight in giving such notice shall in no way affect the liability of the Reinsurer. However, the Reinsurer shall be informed of such omission or oversight promptly upon its discovery.

B.	Prompt notice shall be given to the Reinsurer by the Company of any Loss Occurrence wherein the Company’s reserve exceeds 50% of the Company’s loss retention. In addition, the Company shall promptly advise the Reinsurer of all bodily injury losses involving the following major injuries:
1.	Fatality;

2.	Spinal cord injuries (quadriplegia, paraplegia);

3.	Brain damage (seizure, coma or physical/mental impairment);

4.	Severe burn injuries resulting in disfigurement or scarring;

5.	Total or partial blindness in one or both eyes;

6.	Amputation of a limb;

7.	Major organ (such as heart, lungs).
C.	As respects losses subject to this Contract, all loss settlements made by the Company, whether under strict Policy terms or by way of compromise, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay or allow, as the case may be, its share of each such settlement immediately upon receipt of proof of loss.
ARTICLE 17
OFFSET
Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any and all balances due from a party to the other arising under this Contract. In the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the provisions of any applicable law governing offset entitlement.
ARTICLE 18
COMMUTATION
A.	As respects Workers’ Compensation any loss or losses known to the Company that have not been finally settled and that may cause a claim under this Contract, the loss(es) may be commuted at the option of the Company not less than seven years after expiration of this Contract. In such event, the Company and the Reinsurer shall determine the commutation

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value of the outstanding loss(es). In the event the Company and the Reinsurer cannot agree on the commutation value, the Reinsurer and the Company shall mutually appoint an independent actuary who shall investigate and determine the commutation value. In the event the Reinsurer and the Company cannot reach an agreement on an independent actuary, each party shall appoint an actuary within 30 days after receipt of the written request for commutation. Upon such appointment, the two actuaries shall appoint a third actuary. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots. The actuaries shall then investigate and capitalize such loss(es). All actuaries shall be fellows of the Casualty Actuarial Society or the American Academy of Actuaries, and shall be disinterested in the outcome of the commutation. If the Company does not agree with the commutation value, the Company shall have no obligation to commute.

B.	The Reinsurer’s proportion of the amount so determined shall be considered the Reinsurer’s total liability for the loss(es) and the lump sum payment thereof shall constitute a complete release of both parties from liability hereunder for the loss(es).
ARTICLE 19
LATE PAYMENTS
A.	In the event any payment due from the Reinsurer to the Company after the expiration of this Contract is not received by the Intermediary by the payment due date, the Company may, by notifying the Intermediary in writing, require the Reinsurer to pay, and the Reinsurer agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:
1.	The number of full days that have expired since the overdue date or the last monthly calculation, whichever the lesser; times

2.	1/365th of the sum of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made, plus 1%; times

3.	The amount past due, including accrued interest.
Interest shall accumulate until payment of the original amount due plus interest penalties has been received by the Intermediary.

B.	This Article applies only to amounts for which the demand for payment is received by the Reinsurer after the Company has paid the entire reinsurance premium for the term of this Contract, as provided in the Premium Article.

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C.	The due date shall be the date on which the demand for payment is received by the Reinsurer, and the amount shall be deemed to be overdue 30 days thereafter.

D.	If the information contained in the Company’s demand for payment is insufficient or not in accordance with the conditions of this Contract, then within 30 days the Reinsurer shall request from the Company all additional information necessary to validate its claim and the payment due date as defined in paragraph C shall be deemed to be the date upon which the Reinsurer received the requested additional information. This paragraph is only for the purpose of establishing when a payment is overdue, and shall not alter the provisions of the Notice of Loss and Loss Settlements Article or other pertinent contractual stipulations.

E.	Should the Reinsurer dispute a claim presented by the Company and the timeframe set out in paragraph C be exceeded, interest as stipulated in paragraph A shall be payable for the entire overdue period, but only for the amount of the final settlement with the Reinsurer.

F.	In the event arbitration is necessary to settle a dispute, the panel shall have the authority to make a determination awarding interest to the Company. Interest, if any, awarded by the panel shall supersede the interest amounts outlined herein.

G.	Any interest owed pursuant to this Article may be waived by the Company. Waiver of such interest, however, shall not affect the Company’s rights to other interest amounts due as a result of this Article.
ARTICLE 20
CURRENCY
A.	Where the word “Dollars” and/or the sign “$” appear in this Contract, they shall mean United States Dollars.

B.	For purposes of this Contract, where the Company receives premiums or pays losses in currencies other than United States Dollars, such premiums or losses shall be converted into United States Dollars at the actual rates of exchange at which these premiums or losses are entered in the Company’s books.
ARTICLE 21
UNAUTHORIZED REINSURANCE
A.	This Article applies only to the extent a Subscribing Reinsurer does not qualify for credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.

B.	The Company agrees, in respect of its Policies or bonds falling within the scope of this Contract, that when it files with its insurance regulatory authority, or sets up on its books liabilities as required by law, it shall forward to the Reinsurer a statement showing the

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proportion of such liabilities applicable to the Reinsurer. The “Reinsurer’s Obligations” shall be defined as follows:
1.	unearned premium (if applicable);

2.	known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto;

3.	losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer;

4.	losses incurred but not reported and Loss Adjustment Expense relating thereto;

5.	all other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer.
C.	The Reinsurer’s Obligations shall be funded by funds withheld, cash advances, Trust Agreement or a Letter of Credit (LOC). The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

D.	When funding by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional LOC issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s Obligations. Such LOC shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (or such other time period as may be required by insurance regulatory authorities), prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period.

E.	The Reinsurer and the Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Contract may be drawn upon at any time, notwithstanding any other provision of this Contract, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, for the following purposes, unless otherwise provided for in a separate Trust Agreement:
1.	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Contract and that has not been otherwise paid;

2.	to make refund of any sum that is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Contract (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement);

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3.	to fund an account with the Company for the Reinsurer’s Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer. Any taxes payable on accrued interest shall be paid out of the assets in the account that are in excess of the Reinsurer’s Obligations (or in excess of 102% of the Reinsurer’s Obligations, if funding is provided by a Trust Agreement). If the assets are inadequate to pay taxes, any taxes due shall be paid by the Reinsurer;

4.	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Contract.
F.	If the amount drawn by the Company is in excess of the actual amount required for E(1) or E(3), or in the case of E(4), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

G.	The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

H.	At annual intervals, or more frequently at the discretion of the Company, but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:
1.	If the statement shows that the Reinsurer’s Obligations exceed the balance of the LOC as of the statement date, the Reinsurer shall, within 30 days after receipt of the statement, secure delivery to the Company of an amendment to the LOC increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of the LOC (or that 102% of the Reinsurer’s Obligations are less than the trust account balance if funding is provided by a Trust Agreement), as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

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ARTICLE 22
TAXES
A.	In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction of the premium hereon when making Canadian tax returns or when making tax returns, other than Income or Profits Tax returns, to any state or territory of the United States of America or to the District of Columbia.
B.	1.	Each Subscribing Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon (as imposed under the Internal Revenue Code) to the extent such premium is subject to Federal Excise Tax.

	2.	In the event of any return of premium becoming due hereunder, the Subscribing Reinsurer shall deduct the applicable percentage of the premium from the amount of the return, and the Company or its agent should take steps to recover the Tax from the U.S. Government.
ARTICLE 23
ACCESS TO RECORDS
The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the Policy, accounting or claim files (“Records”) relating to business reinsured under this Contract during regular business hours after giving five working days’ prior notice. This right shall be exercisable during the term of this Contract or after the expiration of this Contract. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company.
ARTICLE 24
CONFIDENTIALITY
A.	The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (“Confidential Information”) are proprietary and confidential to the Company. Confidential Information shall not include documents, information or data that the Reinsurer can show:
1.	are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

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2.	have been rightfully received from a third person without obligation of confidentiality; or

3.	were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.
B.	Absent the written consent of the Company, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies, except:
1.	when required by retrocessionaires subject to the business ceded to this Contract;

2.	when required by regulators performing an audit of the Reinsurer’s records and/or financial condition; or

3.	when required by external auditors performing an audit of the Reinsurer’s records in the normal course of business.
Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

C.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

D.	The provisions of this Article shall extend to the officers, directors and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.
ARTICLE 25
INDEMNIFICATION AND ERRORS AND OMISSIONS
A.	The Reinsurer is reinsuring, subject to the terms and conditions of this Contract, the obligations of the Company under any Policy. The Company shall be the sole judge as to:
1.	what shall constitute a claim or loss covered under any Policy;

2.	the Company’s liability thereunder;

3.	the amount or amounts that it shall be proper for the Company to pay thereunder.
B.	The Reinsurer shall be bound by the judgment of the Company as to the obligation(s) and liability(ies) of the Company under any Policy.

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C.	Any inadvertent error, omission or delay in complying with the terms and conditions of this Contract shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.
ARTICLE 26
INSOLVENCY
A.	If more than one reinsured company is referenced within the definition of “Company” in the Preamble to this Contract, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state’s laws shall prevail.

B.	In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance Contract as though such expense had been incurred by the Company.

D.	As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Contract, the reinsurance shall be payable as set forth above by the Reinsurer to the

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Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118(a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Contract specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.
ARTICLE 27
ARBITRATION
A.	Any dispute arising out of the interpretation, performance or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration shall be in writing and sent certified or registered mail, return receipt requested.

B.	One arbitrator shall be chosen by each party and the two arbitrators shall then choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within 30 days after being requested to do so by the other party, the latter, after 10 days’ prior notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

C.	If the two arbitrators do not agree on a third arbitrator within 60 days of their appointment, the third arbitrator shall be chosen in accordance with the procedures for selecting the third arbitrator in force on the date the arbitration is demanded, established by the AIDA Reinsurance and Insurance Arbitration Society — U.S. (ARIAS). The arbitrators shall be persons knowledgeable about insurance and reinsurance who have no personal or financial interest in the result of the arbitration. If a member of the panel dies, becomes disabled or is otherwise unwilling or unable to serve, a substitute shall be selected in the same manner as the departing member was chosen and the arbitration shall continue.

D.	Within 30 days after all arbitrators have been appointed, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules of hearings.

E.	The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Notwithstanding anything to the contrary in this Contract, the arbitrators may at their discretion, consider underwriting and placement information provided by the Company to the Reinsurer, as well as any correspondence exchanged by

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the parties that is related to this Contract. The arbitration shall take place in Wilkes-Barre, Pennsylvania, or at such other place as the parties shall agree. The decision of any two arbitrators shall be in writing and shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

F.	The panel shall interpret this Contract as an honorable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible after the hearings. Judgment upon an award may be entered in any court having jurisdiction thereof.

G.	Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator. The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys’ fees, to the extent permitted by law.
ARTICLE 28
SERVICE OF SUIT
A.	This Article applies only to those Subscribing Reinsurers not domiciled in the United States of America, and/or not authorized in any state, territory and/or district of the United States of America where authorization is required by insurance regulatory authorities.

B.	This Article shall not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

C.	In the event of the failure of the Reinsurer to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by the Company and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer upon this Contract, shall abide by the final decision of such court or of any appellate court in the event of an appeal.

D.	Service of process in such suit may be made upon Messrs. Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, or another party specifically

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designated in the applicable Interests and Liabilities Agreement attached hereto. The above-named are authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.

E.	Further, pursuant to any statute of any state, territory or district of the United States that makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance, or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract, and hereby designates the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 29
SEVERABILITY
If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.
ARTICLE 30
GOVERNING LAW
This Contract shall be governed as to performance, administration and interpretation by the laws of the Commonwealth of Pennsylvania, exclusive of conflict of law rules. However, with respect to credit for reinsurance, the rules of all applicable states shall apply.
ARTICLE 31
ENTIRE AGREEMENT
This Contract sets forth all of the duties and obligations between the Company and the Reinsurer and supersedes any and all prior or contemporaneous written agreements with respect to matters referred to in this Contract. This Contract may not be modified or changed except by an amendment to this Contract in writing signed by both parties.

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ARTICLE 32
NON-WAIVER
The failure of the Company or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights contained in this Contract nor prevent either party from thereafter demanding full and complete compliance nor prevent either party from exercising such remedy in the future.
ARTICLE 33
INTERMEDIARY
Guy Carpenter & Company, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including notices, statements, premiums, return premiums, commissions, taxes, losses, Loss Adjustment Expenses, salvages, and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through Guy Carpenter & Company, LLC, Two Logan Square, Philadelphia, Pennsylvania 19103-2772. Payments by the Company to the Intermediary shall be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed payment to the Company only to the extent that such payments are actually received by the Company.
ARTICLE 34
MODE OF EXECUTION
A.	This Contract may be executed by:
1.	an original written ink signature of paper documents;

2.	an exchange of facsimile copies showing the original written ink signature of paper documents;

3.	electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.
B.	The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Contract. This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

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IN WITNESS WHEREOF, the Company has caused this Contract to be executed by its duly authorized representative(s) this _____day of __________, in the year of 20_.
PENN MILLERS INSURANCE COMPANY
AMERICAN MILLERS INSURANCE COMPANY
CASUALTY EXCESS OF LOSS REINSURANCE CONTRACT

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NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE — U.S.A.
(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*
I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction

bodily injury or property damage
with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;
provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

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(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:
Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)
shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:
I.	Under any Liability Coverage, to

injury, sickness, disease, death or destruction

bodily injury or property damage
(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief

first aid,

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to expenses incurred with respect to
bodily injury, sickness, disease or death

bodily injury
resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to
injury, sickness, disease, death or destruction

bodily injury or property damage
resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the
injury, sickness, disease, death or destruction

bodily injury or property damage
arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.

property damage to such nuclear facility and any property thereat.
IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material;

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“source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included under the first two paragraphs of the definition of nuclear facility; “nuclear facility” means
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property. “property damage” includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to
(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

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until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

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(4)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association or the Independent Insurance Conference of Canada.
*NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.
NOTES: Wherever used herein the terms:

“Reassured”	shall be understood to mean “Company”, “Reinsured”, “Reassured” or whatever other term is used in the attached reinsurance document to designate the reinsured company or companies.

“Agreement”	shall be understood to mean “Agreement”, “Contract”, “Policy” or whatever other term is used to designate the attached reinsurance document.

“Reinsurers”	shall be understood to mean “Reinsurers”, “Underwriters” or whatever other term is used in the attached reinsurance document to designate the reinsurer or reinsurers.
21/9/67
NMA 1590 (amended)

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